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                                                                   EXHIBIT 99.3

                          CONSENT OF ALLIANT PARTNERS

   We hereby consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-4 for Accelerated Networks, Inc., dated April 26, 2002 of our name and summary of and references to our fairness opinion rendered to the Board of Directors of Accelerated Networks, Inc. on November 7, 2001 in the sections titled "The Merger--Background of the Merger," "The Merger--Opinion of Accelerated Networks' Financial Advisor" and "The Merger--Accelerated Networks' Reasons for the Merger" and the inclusion of our fairness opinion letter, which is attached as Annex I to this Amendment No. 3 to the Registration Statement.

                                          /s/  Alliant Partners

                                          ALLIANT PARTNERS

Palo Alto, California
April 26, 2002